Exhibit 99.1

PROTECTIVE ANNOUNCES THIRD QUARTER
2003 EARNINGS

BIRMINGHAM, Alabama (October 30, 2003) Protective Life Corporation (NYSE: PL) today reported results for the third quarter of 2003. Highlights for the quarter include:

o	Net income for the quarter was $52.4 million, or $.74 per diluted share, as compared to $51.0 million, or $.73 per diluted share for the same period last year. Net income in the third quarter of 2002 included $.07 per share arising from the recovery of overpayments of reinsurance premiums on a block of universal life insurance policies. Net income in the current quarter included $.04 of net realized investment gains.

o	Operating income for the quarter was $.70 per diluted share compared to $.72 per share in the third quarter of 2002. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains and losses and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

o	Life insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $64.3 million for the quarter. Third quarter 2002 life insurance pretax operating income was $65.6 million, including $7.2 million related to the recovery of the reinsurance overpayments. Third quarter life insurance sales were $77.7 million, an increase of 46.7% over the prior year’s third quarter. For the second consecutive quarter, the Company’s life marketing operations set a sales record for the highest level of life insurance sales in the Company’s history.

o	The Asset Protection Division reported pretax operating income of $4.0 million for the quarter compared to a loss of $2.1 million in the prior year quarter. Core continuing operations contributed $5.5 million of earnings, compared to $3.8 million in earnings in the second quarter of 2003. The segment’s ancillary runoff lines of business reported a loss of $1.5 million, compared to a loss of $2.1 million in the prior quarter (excluding a reserve strengthening charge of $25.4 million).

The Company also announced that it has entered into an agreement with Life of the South Corporation (“LOTS”) under the terms of which LOTS will assume the administration and marketing responsibilities for the Asset Protection Division’s financial institutions credit insurance business that is based in Raleigh, North Carolina. The Company anticipates that the transfer of both the administration and marketing responsibilities will be completed by year-end 2003.

o	At September 30, 2003, the Company’s assets totaled $23.3 billion, compared to $21.4 billion at September 30, 2002, an increase of 8.9%.

o	At September 30, 2003, share-owners’ equity per share was $23.31 (excluding $5.22 per share of accumulated other comprehensive income, primarily unrealized gains on investments), an increase of 9.4% over share-owners’ equity per share at September 30, 2002. At September 30, 2003, total share-owners’ equity per share was $28.53 as compared to $25.09 at September 30, 2002, an increase of 13.7%.

o	Protective experienced no significant credit defaults in its investment portfolio during the quarter. At September 30, 2003, below investment grade securities were approximately six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

John D. Johns, Protective’s President and Chief Executive Officer, stated:

“We are pleased to report very solid results in the third quarter. Notwithstanding price increases and changes in underwriting requirements in some of our life insurance product lines, life insurances sales continued at record levels in the quarter. Our Stable Value segment performed well in what continues to be a volatile and challenging interest rate environment. Sales of fixed annuities continue to be negatively affected by the current interest rate environment, and we are making every effort to manage costs in that operation. We continue to see encouraging signs in the core, continuing lines of business in our Asset Protection Division. In addition, we are pleased to announce an agreement with Life of the South which will enable us substantially to exit the financial institutions credit insurance business. This transaction is part of an ongoing process to evaluate strategic alternatives for certain under-performing product lines in the Asset Protection Division, and we expect that the transaction will have a positive effect on operating results beginning in early 2004. Overall, we believe the Company is well positioned for a solid finish to the year.”

Information Relating to Non-GAAP and Other Disclosures in This Press Release

All per share results are presented on a diluted basis.

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income excludes net realized investment gains (losses) and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors instead of mortality and morbidity. Management believes that consolidated and segment operating income (loss) enhances an investor’s and the Company’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by generally accepted accounting principles, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates rise or fall. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

THIRD QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)
                                                                            3Q2003             3Q2002
                                                                            ------             ------

              Operating income                                             $49,132            $50,481
              Realized investment gains (losses)
                and related amortization                                     3,277                494
                                                                            ------             ------
              Net income                                                   $52,409            $50,975
                                                                           =======            =======
($ per share; net of income tax)
                                                                            3Q2003             3Q2002
                                                                            ------             ------

              Operating income                                                $.70               $.72
              Realized investment gains (losses) and
                related amortization
                Investments                                                    .17                .01
                Derivatives                                                   (.13)               .00
                                                                            ------             ------
              Net income                                                      $.74               $.73
                                                                           =======            =======

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX

($ in thousands)
                                                                            3Q2003             3Q2002
                                                                           -------            -------

              LIFE MARKETING                                               $39,501            $40,458
              ACQUISITIONS                                                  24,831             25,118
              ANNUITIES                                                      2,633              2,683
              STABLE VALUE CONTRACTS                                         9,523             11,423
              ASSET PROTECTION                                               4,015             (2,112)
              CORPORATE AND OTHER                                           (6,752)              (694)
                                                                           -------            -------
                                                                           $73,751            $76,876
                                                                           =======            =======

In the Life Marketing, Asset Protection, and Corporate and Other segments pretax operating income equals segment income before income tax for all periods. In the Annuities and Stable Value Contracts segments, operating income excludes realized investment gains and losses and related amortization as set forth in the table below. Income before income tax for the Annuities segment equaled $3.0 million for the third quarter of 2003 and $2.7 million for the third quarter of 2002. Income before income tax for the Stable Value segment equaled $19.3 million for the third quarter of 2003 and $5.1 million for the third quarter of 2002. All other realized investment gains and losses are not allocated to a business segment.

($ in thousands)                                                            3Q2003             3Q2002
                                                                           -------            -------

              Operating income before income tax                           $73,751            $76,876
              Realized investment gains (losses)
                and related amortization
                  Annuities                                                    415                 (2)
                  Stable Value Contracts                                     9,745             (6,366)
                  Unallocated                                               (5,119)             7,128
                                                                           -------            -------
              Income before income tax                                     $78,792            $77,636
                                                                           =======            =======

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
                                                                            3Q2003             3Q2002
                                                                            ------             ------

              LIFE INSURANCE                                              $ 77.7              $ 53.0
              ANNUITIES                                                    103.4               204.8
              STABLE VALUE CONTRACTS                                       125.0                92.0
              ASSET PROTECTION                                             135.4               137.8

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Third quarter pretax operating income for the Life Marketing segment decreased 2.4% compared to the third quarter of 2002. The prior year quarter’s earnings included $7.2 million related to the recovery of previously disclosed overpayment of certain reinsurance premiums. Excluding this amount, pretax operating income increased year over year by 18.6%. This increase is primarily attributable to growth in business-in-force due to strong sales in prior periods and lower expense variances. Total life insurance sales were $77.7 million in the quarter, compared to sales of $53.0 million during the third quarter of 2002, an increase of 46.7%. Mortality experience during the quarter was $0.1 million worse than pricing, $5.8 million less favorable than in the prior year quarter.

ACQUISITIONS: Pretax operating income in the quarter was $24.8 million compared to $25.1 million in the third quarter of 2002. Mortality experience during the quarter was approximately equal to pricing, $0.9 million less favorable than the prior year quarter.

ANNUITIES: Pretax operating income in the Annuities segment was $2.6 million in the third quarter of 2003, compared to $2.7 million in the third quarter of 2002.

Total annuity sales in the third quarter were $103.4 million, compared to $204.8 million in the same period last year. Fixed annuity sales decreased from $107.9 million in the third quarter of 2002 to $15.9 million reflecting the Company’s continued focus on earning adequate returns in a challenging interest rate environment. The Company’s variable annuity sales decreased 9.7% over the prior year quarter.

STABLE VALUE CONTRACTS: Pretax operating income decreased from $10.1 million in the second quarter of 2003 to $9.5 million in the third quarter due to spreads narrowing from 101 basis points to 95 basis points as a result of prepayments in the Company’s mortgage backed securities portfolio.

ASSET PROTECTION: The Asset Protection segment reported pretax operating income of $4.0 million in the third quarter of 2003 compared to a loss of $2.1 million in the third quarter of 2002. Core operations contributed $5.5 million to earnings in the third quarter of 2003, compared to $3.8 million in the second quarter of 2003. Non-core and ancillary lines experienced a loss for the quarter of $1.5 million, compared to a loss of $5.5 million in the third quarter of 2002.

CORPORATE AND OTHER: This segment consists primarily of net investment income on capital, interest expense on all debt, and various other items not associated with the other segments. The segment reported a loss of $6.8 million in the third quarter compared to a loss of $0.7 million in the third quarter of 2002. The decrease is a result of a decline in participating mortgage income, lower investment income on unallocated capital, and an increase in corporate interest expense.

CONFERENCE CALL

There will be a conference call for management to discuss the quarter’s results with analysts and professional investors on Thursday, October 30 at 10:00 a.m. Eastern. Analysts and professional investors may participate in this call by calling 1-800-299-9086 (international callers 1-617-786-2903) shortly before that time. A recording of the call will be available from 12:00 p.m. Eastern October 30 until midnight November 6. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and giving the code number 27741323.

The public may listen to a simultaneous webcast of the call on the Company’s web site at www.protective.com. A recording of the webcast will also be available until midnight November 6, 2003.

Supplemental financial information will be available at release time through the Company’s web site at www.protective.com.

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect our operations; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from period to period, and actual results could differ from our expectations; our results could be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in our statements of income; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect our spread income or otherwise impact our business; equity market volatility could negatively impact our business; a deficiency in our systems could result in over- or underpayments of amounts owed to or by us and/or errors in our critical assumptions or reported financial results; insurance companies are highly regulated; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; our ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; our investments are subject to market and credit risks; we may not realize our anticipated financial results from our acquisitions strategy; we are dependent on the performance of others; our reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect us; computer viruses could affect our data processing systems or our business partners. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Sheri Cook
Vice President, Corporate Finance/Investor Relations
(205) 268-3773